UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-A/A
Amendment No. 1
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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
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Better Home & Finance Holding Company
(Exact name of registrant as specified in its charter)
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Delaware	93-3029990
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 World Trade Center 175 Greenwich Street, 57th Floor New York, NY	10007
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A common stock, par value $0.0001 per share	The Nasdaq Stock Market LLC
Warrants exercisable for one share of Class A common stock at an exercise price of $575	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box: ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-253106.

Securities to be registered pursuant to Section 12(g) of the Act: N/A.

EXPLANATORY NOTE

This Amendment No. 1 (this “Amendment”) to Form 8-A amends the information set forth in Item 1 of the Registration Statement on Form 8-A, filed by Aurora Acquisition Corp., the predecessor of Better Home & Finance Holding Company (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) on March 1, 2021.

No new securities are being registered pursuant to this Amendment, which is being filed solely to update the description of the Registrant’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and warrants to purchase Class A Common Stock (“Warrants”) to reflect a reverse stock split at a ratio of one-for-50 shares of Class A Common Stock, Class B common stock, par value $0.0001 per share (“Class B Common Stock”), and Class C common stock, par value $0.0001 per share (“Class C Common Stock” and together with Class A Common Stock and Class B Common Stock, the “Common Stock”).

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered

A reverse stock split (the “Reverse Stock Split”) of the Common Stock became effective at 6:00 p.m., New York Time, on August 16, 2024 (the “Effective Date”). Pursuant to the Reverse Stock Split, every fifty shares of the issued and outstanding Class A Common Stock, Class B Common Stock and Class C Common Stock were combined into one issued and outstanding share of Class A Common Stock, Class B Common Stock and Class C Common Stock, respectively, without any change to (i) the par value of $0.0001 per share or (ii) any stockholder’s percentage interest in the Company’s equity, subject to the effects of fractional shares. Immediately following the Effective Date, the 1,800,000,000 authorized shares of Class A Common Stock was reduced to 36,000,000 authorized shares of Class A Common Stock, the 700,000,000 authorized shares of Class B Common Stock was reduced to 14,000,000 authorized shares of Class B Common Stock and the 800,000,000 authorized shares of Class C Common Stock was reduced to 16,000,000 authorized shares of Class C Common Stock. The Class A Common Stock, Class B Common Stock and Class C Common Stock have the same voting rights and are identical in all other respects to the Class A Common Stock, Class B Common Stock and Class C Common Stock, respectively, prior to the Effective Date. Each share of Class B Common Stock and Class C Common Stock may be converted to a share of Class A Common Stock at any time by the holder thereof and upon certain other transfers that are not permitted transfers provided by the Company’s Amended and Restated Certificate of Incorporation. The number of authorized shares and par value of preferred stock remained unchanged. Proportionate adjustments were made to the number of shares of Class A Common Stock underlying the Company’s outstanding Warrants and the exercise price of such Warrants.

The foregoing summary of the Reverse Stock Split does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Amendment”), which was filed with the Delaware Secretary of State on August 16, 2024 and is attached hereto as Exhibit 3.2. The Common Stock and the Warrants are described in the Certificate of Amendment and Exhibit 4.1 to the Registrant’s current report on Form 8-K, filed with the Commission on August 19, 2024, each of which are incorporated by reference herein.

Item 2.	Exhibits.

3.1
Amended and Restated Certificate of Incorporation of Better Home & Finance Holding Company (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10-K, filed with the Commission on April 8, 2024).

3.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Better Home & Finance Holding Company, August 16, 2024 (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K, filed with the Commission on August 19, 2024).

3.3	Bylaws of Better Home & Finance Holding Company (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K, filed with the Commission on August 25, 2023).
4.1
Warrant Agreement, dated as of March 3, 2021, by and between Aurora Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 of the Registrant’s Form S-4, filed with the Commission on July 24, 2023).

4.2
Assignment, Assumption and Amendment Agreement, dated as of August 22, 2023, by and among Better Home & Finance Holding Company, Computershare Trust Company, N.A. and Computershare Inc. (incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-K, filed with the Commission on August 28, 2023).

4.3	Description of Securities (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K, filed with the Commission on August 19, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BETTER HOME & FINANCE HOLDING COMPANY

Date: August 19, 2024	By:	/s/ Kevin Ryan
	Name:	Kevin Ryan
	Title:	Chief Financial Officer